BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 28, 2018

1.            Date, Time and Place: Meeting held on September 28, 2018, at 01:00 p.m., at InterContinental São Paulo hotel, located at Alameda Santos, No. 1.123, in the City and State of São Paulo.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis, hereby represented by Mr. Walter Malieni Jr. (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: Assignment of Receivables Agreement with Banco Santander S.A.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Assignment of Receivables Agreement with Banco Santander S.A. The members of the Board of Directors, in accordance with Article 23, items (xxviii) and (xxxvi) of the Bylaws, based on Technical Note No. 55/2018, have approved, by unanimous votes, the execution of a assignment of receivables agreement named “Uncommitted Receivables Purchase and Servicing Agreement” by and among the Company, certain of its controlled companies and Banco Santander S.A., in the total amount of up to US$150,000,000.00 (one hundred and fifty million dollars), as well as collateral guarantee to be issued by the Company under such agreement.

All acts carried out by the Company’s Executive Board needed for the execution of the assignment of receivables transaction now approved are hereby authorized and ratified.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on September 28, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON SEPTEMBER 28, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 67 and 68, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, September 28, 2018.

______________________________

Cristiana Rebelo Wiener

Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on September 28, 2018